July 25, 2019

Bank of America Names Denise Ramos to Board of Directors

CHARLOTTE - The Bank of America Corporation Board of Directors today appointed Denise L. Ramos as a director, effective immediately.

Ramos, 62, retired in 2019 as the CEO, president and a director of ITT, Inc., after serving in those roles since 2011. She joined the company in 2007, serving as the senior vice president and CFO before becoming CEO. Under her tenure as CEO, market capitalization for the company increased nearly three times to more than $5 billion.

Currently, Ramos is on the boards of directors for Phillips 66 and United Technologies Corp. She previously served on the board of Praxair, Inc. from 2014 to 2016.

“Denise’s leadership in multiple industries - engineering, aerospace and technology, energy and sustainability - brings additional diversity and executive perspective to our board,” said Brian Moynihan, chairman and chief executive officer.

Ramos has been appointed to the Audit and Compensation and Benefits Committees of the Bank of America Board of Directors.

“Denise will bring great insights across a wide range of experiences and deep business acumen to the board,” said Jack Bovender, lead independent director.

Ramos was named fifth by Fortune on its 2014 Businessperson of the Year list, and that same year was honored by the New York Hall of Science with its Distinguished Leadership Award for her leadership in 21st-century STEM learning, workforce development, and commitment to establishing diversity throughout the STEM fields.

For more than two decades prior to joining ITT, Ramos held leadership positions in the oil and gas industry and also has significant retail and customer-centric experience. Her career began at Atlantic Richfield Company (ARCO), and she also served as senior vice president and corporate treasurer for Yum! Brands, CFO for the U.S. Division of KFC Corporation and CFO for Furniture Brands International.

She is a member of Phi Beta Kappa and received an MBA from the University of Chicago.

Bank of America
Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 66 million consumer and small business clients with approximately 4,300 retail financial centers, including approximately 2,200 lending centers, 2,400 financial centers with a Consumer Investment Financial Solutions Advisor and 1,700 business centers; approximately 16,600 ATMs; and award winning digital banking with more than 37 million active users, including approximately 28 million mobile users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and approximately 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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www.bankofamerica.com

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Reporters May Contact:
Andy Aldridge, Bank of America, 1.980.387.0514
andrew.aldridge@bofa.com